Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of DropCar, Inc. on Form S-4 to be filed on or about May 26, 2020 of our report dated April 1, 2019 (except for the matter described in Note 4, as to which the date is March 30, 2020), on our audit of the consolidated financial statements as of December 31, 2018 and for the year then ended, which report was included in the Annual Report on Form 10-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EISNERAMPER LLP
EISNERAMPER LLP
New York, New York
May 27, 2020